Exhibit 5.2

McCarthy Tetrault LLP
Suite 2400, 745 Thurlow Street
Vancouver BC V6E 0C5
Canada
Tel: 604-643-7100
Fax: 604-643-7900

Robin Mahood
Partner
Direct Line: (604) 643-5911
Direct Fax: (604) 622-5796
Email: rmahood@mccarthy.ca

Assistant: Francis, Dobra
Direct Line: (604) 643-7982
Email: dfrancis@mccarthy.ca

September 7, 2021

United States Securities and Exchange Commission

Dear Sirs/Mesdames:

Re: Great Panther Mining Limited

We hereby consent to the use of our name in the Company’s Registration Statement on Form F-10 dated September 7, 2021, as such may thereafter be amended or supplemented, and in the base shelf prospectus included therein, under the headings “Legal Matters” in the Prospectus.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by section 7 of the Securities Act of 1933, as amended.

Yours truly,

"McCarthy Tetrault LLP"